Exhibit 99.1


                 IMS Health Delivers 14 Percent Revenue and 15
                Percent Operating Income Growth in First Quarter

            Strong Results in U.S. and Europe Drive Growth



    NORWALK, Conn.--(BUSINESS WIRE)--April 18, 2007--IMS Health (NYSE:
RX), the world's leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced first-quarter 2007 revenue of $510.3 million, up 14 percent or 11 percent on a constant- dollar basis, compared with revenue of $446.2 million for the first quarter of 2006.

    Operating income in the first quarter of 2007 was $111.1 million, up 15 percent, compared with $96.7 million in the year-earlier period.

    "IMS had an excellent start to 2007, turning in an impressive operating income performance that outpaced our 14 percent revenue growth for the quarter," said David R. Carlucci, IMS chairman and chief executive officer. "Our teams delivered exceptional results, particularly in the U.S., Europe and emerging markets, reflecting the breadth and depth of our information offerings and consulting and services capabilities worldwide. This marks our tenth consecutive quarter of double-digit constant-dollar revenue growth as we continue to build a great track record of sustained performance."

    First-quarter 2007 diluted earnings per share on a GAAP basis was $0.43, compared with $0.56 in the prior-year quarter. Earnings per share for the first quarter of 2007 and 2006 included tax benefits and foreign exchange hedge gains and losses. When adjusted for these items, on a non-GAAP basis, earnings per share for this year's first quarter would have grown $0.04 year over year to $0.35 (See Note c to the financial tables).

    Net income on a GAAP basis was $85.6 million, compared with $118.1 million in the year-earlier quarter. This decline is primarily due to higher tax benefits realized in the first quarter of 2006. Net income for the first quarter of 2007 and 2006 included tax benefits and foreign exchange hedge gains and losses, net of taxes. Adjusted for these items, on a non-GAAP basis, net income for this year's first quarter would have grown $5.3 million (See Note c to the financial tables).

    Balance Sheet Highlights

    IMS's cash and cash equivalents as of March 31, 2007 totaled $162.5 million, compared with $157.3 million on December 31, 2006. Total debt as of March 31, 2007 was $1,162.6 million, up from $975.4 million at the end of 2006, due to borrowings in connection with 2007 share repurchases.

    Share Repurchase Program, Shares Outstanding

    During the first quarter, 6.1 million shares were repurchased at a total cost of $170.0 million. The share repurchase program did not have a material impact on EPS in the first quarter of 2007. There remain approximately 10.3 million shares available to repurchase under the current Board of Directors' authorization.

    The number of shares outstanding as of March 31, 2007 was approximately 196.2 million, compared with 200.7 million as of December 31, 2006.

    About IMS

    Operating in more than 100 countries, IMS Health is the world's leading provider of market intelligence to the pharmaceutical and healthcare industries. With $2.0 billion in 2006 revenue and more than 50 years of industry experience, IMS offers leading-edge market intelligence products and services that are integral to clients' day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed care and consumer health offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

    Conference Call and Webcast Details

    IMS will host a conference call at 5:00 p.m. Eastern time today to discuss its fourth-quarter results. To participate, please dial 1-800-246-9120 (U.S. and Canada) and 1-415-908-4708 (outside the U.S.
and Canada) approximately 15 minutes before the scheduled start of the call. The conference call also will be accessible live on the Investor Relations section of the IMS Website at www.imshealth.com. Prior to the conference call, a copy of this press release and any other financial or statistical information presented during the call will be made available in the "Investors" area of IMS's Website.

    A replay of the conference call will be available online on the "Investors" section of the IMS Website and via telephone by dialing 1-800-633-8284 (U.S. and Canada) or 1-402-977-9140 (outside the U.S.
and Canada), and entering access code 21333938 beginning at 7:30 p.m. Eastern time today.

    Forward-Looking Statements

    This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although IMS Health believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks,
(ii) regulatory, legislative and enforcement initiatives, particularly in the areas of data access and utilization and tax, (iii) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, (iv) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms,
(v) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, and (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health's customers operate. Additional information on factors that may affect the business and financial results of the Company can be found in the filings of the company made from time to time with the Securities and Exchange Commission.




                               Table 1
                              IMS Health
                        GAAP Income Statement
                     Three Months Ended March 31
              (unaudited, in millions except per share)

                                                           Constant $
                                                            Growth %
                                 2007    2006     % Fav    (Non-GAAP)
                                 GAAP    GAAP    (Unfav)       (a)
                               -------- -------- --------  -----------
Revenue (a)
  Sales Force Effectiveness    $ 233.0  $ 214.1        9%           6
  Portfolio Optimization         154.5    129.8       19           15
  Launch, Brand and Other        122.8    102.2       20           15
                               -------- --------
  Total                          510.3    446.2       14           11

           Revenue Detail:
-------------------------------
           Information &
            Analytics Revenue    411.2    377.1        9            6
           Consulting Revenue     99.2     69.0       44           38
                               -------- --------
           Total Revenue         510.3    446.2       14           11

Operating Expenses (b)
     Operating Costs            (229.2)  (197.7)     (16)
     External-use Software
      Amortization               (11.2)   (10.3)      (9)
     Selling and Administrative (139.6)  (124.3)     (12)
     Depreciation and Other
      Amortization               (19.2)   (17.1)     (12)
                               -------- --------
  Total                         (399.3)  (349.4)     (14)

Operating Income (a)             111.1     96.7       15%          15

Interest expense, net             (6.8)    (6.9)       2
Gains (losses) from
 investments, net                 (0.2)     2.7       NM
Other Income (Expense), net       (2.8)     1.8       NM
                               -------- --------
Pretax Income                    101.3     94.3        7

(Provision) Benefit for Income
 Taxes                           (15.7)    23.8       NM
                               -------- --------
Net Income (c)                    85.6    118.1      (28)

Diluted EPS:
      Total Diluted EPS (c)    $  0.43  $  0.56      (23)

Shares Outstanding:
  Weighted Average Diluted       200.8    211.9        5
  End-of-Period Actual           196.2    199.7        2
  Weighted Average Basic         196.6    209.3        6

The accompanying notes are an integral part of these financial tables.




                               Table 2
                             IMS Health
              Selected Consolidated Balance Sheet Items
                       (unaudited, in millions)

                                      March 31, 2007   Dec. 31, 2006
                                      --------------- ----------------

Cash and cash equivalents                     $162.5           $157.3

Accounts receivable, net                       402.0            367.4

Total long-term debt                         1,162.6            975.4


The accompanying notes are an integral part of these financial tables.


    IMS Health

    NOTES TO FINANCIAL TABLES

    a) Reference to Constant Dollar Growth (non-GAAP). "Constant-dollar growth (non-GAAP)" rates eliminate the impact of year-over-year foreign currency fluctuations (Table 1). IMS reports results in U.S. dollars but does business on a global basis. Exchange rate fluctuations affect the rate at which IMS translates foreign revenues and expenses into U.S. dollars and have important effects on results. In order to illustrate these effects, IMS provides the magnitude of changes in revenues and operating income in constant dollar terms. IMS management believes this information facilitates a comparative view of business growth. Constant-dollar rates are not prepared under U.S. GAAP and are not a replacement for the more comprehensive information for investors included in IMS's U.S. GAAP results. The method IMS uses to prepare constant-dollar rates differs in significant respects from U.S. GAAP and is likely to differ from the methods used by other companies.

    b) Operating expenses in 2006 reflect a reclassification between operating costs and selling and administrative expenses to make them comparable with the 2007 presentation.

    c) Q1 2007 net income and fully diluted EPS included the following notable items:

    -- In (Provision) benefit for income taxes, a $20.9 million tax benefit arising from the settlement of a foreign tax audit and the reorganization of certain subsidiaries; if $15.6 million ($0.08 EPS impact) were phased into later quarters, each quarter's effective tax rate would be approximately 31%.

    -- In Other income (expense), net, a $1.2 million foreign exchange hedge loss, of which $0.7 million ($0.5 million net of taxes, or less than $0.01 EPS impact) relates to hedging operating income anticipated to be earned in quarters two through four.

    -- After adjusting for these items, on a non-GAAP basis, Q1 2007 diluted EPS would have been $0.35.

    Q1 2006 net income and fully diluted EPS included the following notable items:

    -- In (Provision) benefit for income taxes, a $29.5 million net tax benefit ($0.14 EPS impact) resulting from a favorable audit settlement with the IRS of certain D&B legacy matters.

    -- In (Provision) benefit for income taxes, a $28.7 million net tax benefit resulting primarily from a favorable audit settlement with the IRS of the IMS corporate tax audit for years 2000 - 2003, of which $22.3 million ($0.10 EPS impact) was phased into later quarters for non-GAAP measures, causing each quarter's adjusted effective tax rate to be approximately 29%.

    -- In Other income (expense), net, a $2.3 million foreign exchange hedge gain, of which $2.1 million ($1.3 million net of taxes, or $0.01 EPS impact) was phased into later quarters for non-GAAP measures, as the phased amount related to hedging operating income anticipated to be earned in quarters two through four.

    -- After adjusting for these items, on a non-GAAP basis, Q1 2006 diluted EPS would have been $0.31.

    References are made to results after adjusting certain U.S. GAAP measures to reflect notable items to the extent that management believes adjusting for these items will facilitate comparisons across periods and more clearly indicate trends. Certain non-GAAP measures are those used by management for purposes of global business decision making, including developing budgets and managing expenditures. Any such measures presented on a non-GAAP basis are not prepared under a comprehensive set of accounting rules and are not a replacement for the more comprehensive information for investors included in IMS's U.S. GAAP results.

    Amounts presented in the financial tables may not add due to rounding.

    These financial tables should be read in conjunction with IMS
Health's filings previously made or to be made with the Securities and Exchange Commission.



    CONTACT: IMS Health
             Investor Relations:
             Darcie Peck, 203-845-5237
             dpeck@imshealth.com
             or
             Communications:
             Betty Nelson, 203-845-5209
             bnelson@us.imshealth.com